Exhibit 99.1

Parsons Reports First Quarter 2021 Results

Q1 2021 Financial Highlights

•	Revenue of $875 million, includes $64 million of net adverse impact from COVID-19 and pass-through revenue
•	Net income of $9 million and margin of 1.0%
•	Adjusted EBITDA of $69 million and margin of 7.9%
•	Book-to-bill ratio of 1.2x, driven by Critical Infrastructure book-to-bill ratio of 1.4x
•	Total backlog increased 4.7% from the first quarter of 2020

Strategic Highlights

•	Strong Q1 2021 with six contract wins over $100 million; great start to Q2 2021 with approximately $1 billion in contract wins in the quarter
•	Strong Braxton performance and integration
•	Recognized as a top employer by leading minority, women, and human rights organizations
•	Updated executive compensation policy to tie a portion to core values including diversity, integrity, safety, and sustainability

CENTREVILLE, VA – May 5, 2021, Parsons Corporation (NYSE: PSN) today announced financial results for the first quarter ended March 31, 2021.

CEO Commentary

“We delivered strong bookings and significant margin expansion with results in line with our internal expectations and historical seasonal patterns. We continue to win large new contracts and I credit that to our focus on technology solutions and our exceptional team,” said Chuck Harrington, chairman and chief executive officer of Parsons Corporation.

“We are off to a strong start to the second quarter with approximately $1 billion of awards, and we are excited about our positions in growing and enduring markets in both segments. Revenue growth will accelerate while margins will continue to expand and free cash flow conversion will remain strong as we benefit from our technology solutions aligned with the Biden Administration’s infrastructure and defense priorities and as we move beyond COVID and pass-through revenue headwinds. We will also continue to leverage our robust balance sheet for accretive acquisitions in line with our targeted M&A strategy.”

First Quarter 2021 Results

Total revenue for the first quarter of 2021 decreased by $96 million, or 10%, from the prior year period to $875 million. This decrease was primarily driven by $64 million of contract work impacted by the COVID-19 pandemic and lower pass-through revenue. Operating income increased 8% to $26 million primarily due to increased contract profitability, including contributions from the company’s high-margin Braxton acquisition. Net income decreased to $9 million and net income margin decreased to 1.0% from the prior year period. Diluted earnings per share (EPS) attributable to Parsons was $0.09 in the first quarter of 2021, compared to $0.13 in the prior year period.

Adjusted EBITDA including noncontrolling interests for the first quarter of 2021 was $69 million, a 14% increase over the prior year period. Adjusted EBITDA margin increased 170 basis points to 7.9%. Adjusted EPS increased to $0.34, compared to $0.33 in the first quarter of 2020.

Exhibit 99.1

Segment Results

Federal Solutions Segment

	Three Months Ended		Growth
	March 31, 2021	March 31, 2020	Dollars/ Percent	Percent
Revenue	$452,069	$477,571	$(25,502)	-5%
Adjusted EBITDA	$32,057	$31,709	$348	1%
Adjusted EBITDA margin	7.1%	6.6%	0.5%	7%

First quarter 2021 revenue decreased $26 million, or 5%, compared to the prior year period primarily due to approximately $27 million of net contract work impacted by COVID-19 and lower pass-through revenue, and contract transitions, offset by $31 million of acquisition revenue.

First quarter 2021 Federal Solutions adjusted EBITDA including noncontrolling interests increased by $0.3 million, or 1%, compared to the prior year period. Adjusted EBITDA margin increased 50 basis points to 7.1% from the first quarter of 2020. Adjusted EBITDA was relatively flat with the prior year period and the increase in adjusted EBITDA margin was driven by increased contract profitability and contributions from the Braxton acquisition.

Critical Infrastructure Segment

	Three Months Ended		Growth
	March 31, 2021	March 31, 2020	Dollars/ Percent	Percent
Revenue	$422,628	$493,422	$(70,794)	-14%
Adjusted EBITDA	$36,642	$28,787	$7,855	27%
Adjusted EBITDA margin	8.7%	5.8%	2.8%	49%

First quarter 2021 Critical Infrastructure revenue decreased $71 million, or 14%, compared to the prior year period. The decrease was primarily driven by approximately $37 million of net contract work impacted by COVID-19 and lower volume on contracts with pass-through revenue, as well as contract transitions.

First quarter 2021 adjusted EBITDA including noncontrolling interests increased by $8 million, or 27%, compared to the prior year period. Adjusted EBITDA margin increased 280 basis points to 8.7%. These increases were primarily driven by lower selling, general and administrative expenses and increased contract profitability.

First Quarter 2021 Key Performance Indicators

•	Book-to-bill ratio (first quarter): 1.2x on net bookings of $1.0 billion. Book-to-bill ratio (trailing twelve-months): 1.1x on net bookings of $4.2 billion.
•	Total backlog: $8.2 billion, a 4.7% increase from the first quarter of 2020.
•	Cash flow used in operating activities: First quarter 2021:$66 million, compared to cash flow used in operating activities of $119 million in the first quarter of 2020.
•

Net Debt: Cash and cash equivalents were $398 million and total debt was $640 million. The company’s net debt to trailing twelve-month adjusted EBITDA leverage ratio at the end of the first quarter of 2021 was 0.7x. The company defines net debt as total debt less cash and cash equivalents.

Recent Significant Contract Wins

Parsons continues to win large strategic contracts in growing and enduring markets. During the first quarter of 2021, the company won six contracts worth over $100 million. In addition, since the end Q1 2021, the company has won contracts totaling approximately $1 billion to date.

Exhibit 99.1

•

Awarded a $618 million contract by the General Services Administration (GSA) after the end of Q1 2021 for solutions that advance C5ISR, exercises, operations, and information services (CEOIS) for global partners including the Combatant Commands, Department of State, service components and Director of National Intelligence agencies.

•

Booked $140 million of work under the U.S. Postal Service's (USPS) Nationwide Program Management Services (PMS) contract. Parsons’ experience in program management, architectural and engineering design, and construction management supports the USPS' ongoing modernization and Americans with Disabilities Act access efforts ensuring uninterrupted delivery of reliable and affordable mail service to our nation and expanding access to USPS facilities.

•

Awarded a $114 million contract by Ashghal, the Public Works Authority of Qatar (PWA), to provide program and construction management services. Parsons has been a trusted partner for the PWA for over 20 years, and this project will continue to enhance the state of Qatar’s infrastructure by improving livability for residents and advancing future development plans.

•

Awarded an $80 million contract for program management by the Architect of the Capitol, Washington D.C., ensuring the continued progress and excellence of their projects from the U.S Capitol Campus; Northern Virginia; Fort Meade, Md.; and the Blue Plains Complex located in S.E Washington, D.C.

•

Awarded a 94 million CAD (~ $75 million USD) contract for new construction management work for remediation efforts on the Giant Mine in the Northwest Territories, Canada. The amended contract, for one of the largest environmental remediation projects in Canada, includes freeze pad construction for the highly innovative thermosyphon-based process that will freeze the arsenic trioxide waste in place at the mine improving the environment and health and safety of local residents and wildlife.

•

Awarded a $69 million contract by the U.S. Army Combat Capabilities Development Command Army Research Laboratory to develop exploratory, disruptive technology that will provide United States warfighters with the technological edge as part of the Army's future vision.

•

Awarded a $45 million contract by the Central Texas Regional Mobility Authority for design work on improvements to United States Highway 183. These improvements will advance mobility goals in the region, providing a reliable transit route for motorists and emergency response crews, while building connections for shared use, including sidewalks and paths for bicycles and pedestrians with goals of reduced carbon emissions and improved safety for motorists, pedestrians, and cyclists.

•

Awarded a $12.6 billion multiple-award indefinite-delivery, indefinite-quantity (IDIQ) contract by the Defense Intelligence Agency (DIA) for the Solutions for Information Technology Enterprise III (SITE III). The SITE III contract provides managed services directed towards improving integration, information sharing, and information safeguarding through the use of a streamlined information technology (IT) approach.

•

Awarded a $2 billion multiple-award IDIQ contract by the U.S. Air Force Civil Engineer Center for architecture engineering capabilities, including design, construction management, and the restoration and modernization of Air Force Bases worldwide. Parsons looks forward to bringing advances in energy efficiency, climate resiliency, and application of renewable sources to maximize each installation’s potential and drive overall mission success.

•

Awarded a $250 million multiple-award IDIQ contract by the Naval Information Warfare Center (NIWC) Pacific for research, development, test, and technical engineering for maritime intelligence, surveillance, and reconnaissance (ISR) and information operations.

Exhibit 99.1

•

Awarded a $100 million multiple-award IDIQ contract by NIWC Pacific for support in the identification, implementation, development, and enhancement of Command, Control, Communications, Computers, & Intelligence (C4I) and the network-centric warfare.

Recent Additional Corporate Highlights

Parsons continues to be recognized for its long-standing industry leading Environmental, Social and Governance (ESG) initiatives. During the quarter, Parsons won distinguished awards for its hiring, diversity, and ethical business practices. In addition, the company updated its executive compensation policies to tie a portion to its core values.

•

Announced that Parsons’ board of directors elected Carey Smith as chief executive officer, effective July 1st, 2021. Ms. Smith succeeds Charles "Chuck" Harrington, who announced his retirement after nearly 40 years with the company. Harrington will continue to serve on Parsons’ Board as executive chairman upon his retirement.

•

Recognized as a top 50 company by both Minority Engineer Magazine and Woman Engineer Magazine. These publications select the top companies in the country for which they would most like to work or whom they believe would provide a positive working environment for minority and women engineers.

•	Recognized by the Human Rights Campaign Foundation’s 2021 Corporate Equality Index for its active support and inclusion of the lesbian, gay, bisexual, transgender, questioning (LGBTQ+) community.
•	Named by Ethisphere as one of the 2021 World's Most Ethical Companies®. The company has been honored with this recognition for 12 consecutive years.
•

Parsons’ Braxton subsidiary has been awarded the prestigious Tibbitts Award, which recognizes excellence in Small Business Innovation and Research (SBIR) and Small Business Technology Transfer efforts.

•

Parsons Board meets quarterly to discuss its ESG initiatives and starting in 2021 the company’s CEO and other named executive officers will have a portion of their annual bonuses tied to the company’s core values of diversity, integrity, safety, sustainability, quality, and innovation, of which employee diversity is the largest component.

Fiscal Year 2021 Guidance

The company is reiterating the fiscal year 2021 guidance it issued on February 24, 2021, based on its financial results for the first quarter of 2021 and its current outlook for the remainder of year. The table below summarizes the company’s fiscal year 2021 guidance.

Fiscal Year 2021 Guidance
Revenue	$3.85 billion - $4.05 billion
Adjusted EBITDA including non-controlling interest	$350 million - $375 million
Cash Flow from Operating Activities	$280 million - $310 million

Net income guidance is not presented as the company believes volatility associated with interest, taxes, depreciation, amortization and other matters affecting net income, including but not limited to one-time and nonrecurring events and impact of M&A, will preclude the company from providing accurate net income guidance for fiscal year 2021.

Conference Call Information

Parsons will host a conference call today, May 5, 2021, at 8:00 a.m. ET to discuss the financial results for its first quarter 2021.

Listeners may access a webcast of the live conference call from the Investor Relations section of the company's website at www.Parsons.com. Listeners may also access a slide presentation on the website, which summarizes

Exhibit 99.1

the company’s first quarter 2021 results. Listeners should go to the website 15 minutes before the live event to download and install any necessary audio software.

Listeners may also participate in the conference call by dialing +1 866-987-6581 (domestic) or +1 602-563-8686 (international) and entering passcode 6499894.

A replay will be available on the company's website approximately two hours after the conference call and continuing for one year. A telephonic replay also will be available through May 12, 2021 at +1 855-859-2056 (domestic) or +1 404-537-3406 (international) and entering passcode 6499894.

About Parsons Corporation

Parsons is a leading disruptive technology provider in the global defense, intelligence, and critical infrastructure markets, with capabilities across cybersecurity, missile defense, space, connected infrastructure, and smart cities. Please visit parsons.com, and follow us on LinkedIn and Facebook to learn how we're making an impact.

Forward-Looking Statements

This Earnings Release and materials included therewith contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements are based on our current expectations, beliefs, and assumptions, and are not guarantees of future performance.  Forward-looking statements are inherently subject to uncertainties, risks, changes in circumstances, trends and factors that are difficult to predict, many of which are outside of our control.  Accordingly, actual performance, results and events may vary materially from those indicated in the forward-looking statements, and you should not rely on the forward-looking statements as predictions of future performance, results or events.  Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: the impact of COVID-19; any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. government; our ability to compete effectively in the competitive  bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings including litigation, audits, reviews and investigations, which may result in material adverse judgments, settlements or other unfavorable outcomes.  These factors are not exhaustive and additional factors could adversely affect our business and financial performance.  For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors including under the caption “Risk Factors” in our Annual Report with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2020 on Form 10-K, filed on February 24, 2021, and our other filings with the Securities and Exchange Commission.

All forward-looking statements are based on currently available information and speak only as of the date on which they are made.  We assume no obligation to update any forward-looking statements made in this presentation that

Exhibit 99.1

becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

Media:	Investor Relations:
Bryce McDevitt	Dave Spille
Parsons Corporation	Parsons Corporation
(703) 797-3001	(571) 655-8264
Bryce.McDevitt@Parsons.com	Dave.Spille@Parsons.com

Exhibit 99.1

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Revenue	$874,697	$970,993
Direct cost of contracts	669,082	769,632
Equity in earnings of unconsolidated joint ventures	7,530	6,114
Selling, general and administrative expenses	187,522	183,774
Operating income	25,623	23,701
Interest income	98	228
Interest expense	(4,541)	(4,022)
Other income (expense), net	(1,791)	(452)
Total other income (expense)	(6,234)	(4,246)
Income before income tax expense	19,389	19,455
Income tax expense	(5,375)	(5,084)
Net income including noncontrolling interests	14,014	14,371
Net income attributable to noncontrolling interests	(4,975)	(1,398)
Net income attributable to Parsons Corporation	$9,039	$12,973
Earnings per share:
Basic	$0.09	$0.13
Diluted	$0.09	$0.13

Weighted average number shares used to compute basic and diluted EPS (in thousands) (Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Basic weighted average number of shares outstanding	102,376	100,670
Stock-based awards	573	230
Convertible senior notes	8,917	-
Diluted weighted average number of shares outstanding	111,866	100,899

Net income available to shareholders used to compute diluted EPS as a result of adopting the if-converted method in connection with the Convertible Senior Notes (in thousands) (Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income attributable to Parsons Corporation	9,039	12,973
Convertible senior notes if-converted method interest adjustment	528	-
Diluted net income attributable to Parsons Corporation	9,567	12,973

Exhibit 99.1

PARSONS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents (including $52,324 and $75,220 Cash of consolidated joint ventures)	$398,178	$483,609
Restricted cash and investments	1,233	3,606
Accounts receivable, net (including $215,641 and $190,643 Accounts receivable of consolidated joint ventures, net)	693,584	698,578
Contract assets (including $24,539 and $23,498 Contract assets of consolidated joint ventures)	607,676	576,568
Prepaid expenses and other current assets (including $7,260 and $3,045 Prepaid expenses and other current assets of consolidated joint ventures)	101,536	80,769
Total current assets	1,802,207	1,843,130

Property and equipment, net (including $2,528 and $2,629 Property and equipment of consolidated joint ventures, net)	115,544	121,027
Right of use assets, operating leases	204,189	210,398
Goodwill	1,261,189	1,261,978
Investments in and advances to unconsolidated joint ventures	76,017	68,975
Intangible assets, net	222,451	245,958
Deferred tax assets	143,022	130,200
Other noncurrent assets	40,382	56,038
Total assets	$3,865,001	$3,937,704

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable (including $101,593 and $97,810 Accounts payable of consolidated joint ventures)	$219,220	$225,679
Accrued expenses and other current liabilities (including $75,606 and $68,801 Accrued expenses and other current liabilities of consolidated joint ventures)	595,058	650,753
Contract liabilities (including $35,744 and $33,922 Contract liabilities of consolidated joint ventures)	186,028	201,864
Short-term lease liabilities, operating leases	54,113	54,133
Income taxes payable	6,248	4,980
Short-term debt	50,000	50,000
Total current liabilities	1,110,667	1,187,409
Long-term employee incentives	21,218	21,828
Long-term debt	590,346	539,998
Long-term lease liabilities, operating leases	175,584	182,467
Deferred tax liabilities	13,146	12,285
Other long-term liabilities	113,598	132,300
Total liabilities	2,024,559	2,076,287
Contingencies (Note 12)
Shareholders' equity:
Common stock, $1 par value; authorized 1,000,000,000 shares; 146,609,288 and 146,609,288 shares issued; 26,845,697 and 25,719,350 public shares outstanding; 75,560,749 and 76,641,312 ESOP shares outstanding	146,654	146,609
Treasury stock, 44,248,626 shares at cost	(899,328)	(899,328)
Additional paid-in capital	2,667,130	2,700,925
Accumulated deficit	(108,720)	(120,569)
Accumulated other comprehensive loss	(8,937)	(13,865)
Total Parsons Corporation shareholders' equity	1,796,799	1,813,772
Noncontrolling interests	43,643	47,645
Total shareholders' equity	1,840,442	1,861,417
Total liabilities and shareholders' equity	$3,865,001	$3,937,704

Exhibit 99.1

PARSONS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2021	March 31, 2020
Cash flows from operating activities:
Net income including noncontrolling interests	$14,014	$14,371
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	34,673	32,409
Amortization of debt issue costs	665	173
Loss (gain) on disposal of property and equipment	267	(104)
Deferred taxes	403	5,514
Foreign currency transaction gains and losses	2,220	1,383
Equity in earnings of unconsolidated joint ventures	(7,530)	(6,114)
Return on investments in unconsolidated joint ventures	13,180	6,551
Stock-based compensation	7,206	2,252
Contributions of treasury stock	13,153	14,871
Changes in assets and liabilities, net of acquisitions and newly consolidated joint ventures:
Accounts receivable	2,597	(91,734)
Contract assets	(31,711)	(52,346)
Prepaid expenses and other assets	(5,386)	(3,766)
Accounts payable	(6,658)	19,788
Accrued expenses and other current liabilities	(68,928)	(24,336)
Contract liabilities	(16,086)	11,416
Income taxes	1,268	(6,212)
Other long-term liabilities	(19,312)	(43,099)
Net cash used in operating activities	(65,965)	(118,983)
Cash flows from investing activities:
Capital expenditures	(4,449)	(12,637)
Proceeds from sale of property and equipment	164	485
Payments for acquisitions, net of cash acquired	1,064	-
Investments in unconsolidated joint ventures	(22,240)	(50)
Return of investments in unconsolidated joint ventures	116	-
Proceeds from sales of investments in unconsolidated joint ventures	14,300	-
Net cash used in investing activities	(11,045)	(12,202)
Cash flows from financing activities:
Proceeds from borrowings under credit agreement	-	131,500
Repayments of borrowings under credit agreement	-	(66,500)
Contributions by noncontrolling interests	7	221
Distributions to noncontrolling interests	(8,989)	(360)
Taxes paid on vested stock	(2,242)	(1,149)
Net cash (used in) provided by financing activities	(11,224)	63,712
Effect of exchange rate changes	430	(1,179)
Net decrease in cash, cash equivalents, and restricted cash	(87,804)	(68,652)
Cash, cash equivalents and restricted cash:
Beginning of year	487,215	195,374
End of period	$399,411	$126,722

Exhibit 99.1

Contract Awards (in thousands):

	Three Months Ended
	March 31, 2021	March 31, 2020
Federal Solutions	$424,621	$615,690
Critical Infrastructure	586,353	350,405
Total Awards	$1,010,974	$966,095

Backlog (in thousands):

	March 31, 2021	March 31, 2020
Federal Solutions:
Funded	$1,127,717	$1,338,903
Unfunded	4,010,656	3,716,023
Total Federal Solutions	5,138,373	5,054,926
Critical Infrastructure:
Funded	2,956,255	2,707,701
Unfunded	75,498	38,553
Total Critical Infrastructure	3,031,753	2,746,254
Total Backlog	$8,170,126	$7,801,180

Book-To-Bill Ratio:

	Three Months Ended
	March 31, 2021	March 31, 2020
Federal Solutions	0.9	1.3
Critical Infrastructure	1.4	0.7
Overall	1.2	1.0

Non-GAAP Financial Information

The tables under "Parsons Corporation Inc. Reconciliation of Non-GAAP Measures" present Adjusted Net Income attributable to Parsons Corporation, Adjusted Earnings per Share, Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin, reconciled to their most directly comparable GAAP measure. These financial measures are calculated and presented on the basis of methodologies other than in accordance with U.S. generally accepted accounting principles ("Non-GAAP Measures"). Parsons has provided these Non-GAAP Measures to adjust for, among other things, the impact of amortization expenses related to our acquisitions, costs associated with a loss or gain on the disposal or sale of property, plant and equipment, restructuring and related expenses, costs associated with mergers and acquisitions, software implementation costs, legal and settlement costs, and other costs considered non-operational in nature. These items have been Adjusted because they are not considered core to the company’s business or otherwise not considered operational or because these charges are non-cash or non-recurring. The company presents these Non-GAAP Measures because management believes that they are meaningful to understanding Parsons’s performance during the periods presented and the company’s ongoing business. Non-GAAP Measures are not prepared in accordance with GAAP and therefore are not necessarily comparable to similarly titled metrics or the financial results of other companies. These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Exhibit 99.1

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income attributable to Parsons Corporation	$9,039	$12,973
Interest expense, net	4,443	3,794
Income tax provision (benefit)	5,375	5,084
Depreciation and amortization (a)	34,673	32,409
Net income attributable to noncontrolling interests	4,975	1,398
Equity based compensation (b)	6,980	(7,721)
Transaction-related costs (c)	2,646	12,011
Restructuring (d)	77	(33)
Other (e)	491	581
Adjusted EBITDA	$68,699	$60,496

(a)

Depreciation and amortization for the three months ended March 31, 2021 is $30.1 million in the Federal Solutions Segment and $4.6 million in the Critical Infrastructure Segment.  Depreciation and amortization for the three months ended March 31, 2020 is $27.4 million in the Federal Solutions Segment and $5.0 million in the Critical Infrastructure Segment.

(b)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(c)	Reflects costs incurred in connection with acquisitions, initial public offering, and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(d)	Reflects costs associated with and related to our corporate restructuring initiatives.
(e)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.

PARSONS CORPORATION

Non-GAAP Financial Information

Computation of Adjusted EBITDA Attributable to Noncontrolling Interests

(in thousands)

(in thousands)	Three months ended
	March 31, 2021	March 31, 2020
Federal Solutions Adjusted EBITDA attributable to Parsons Corporation	$31,982	$31,617
Federal Solutions Adjusted EBITDA attributable to noncontrolling interests	75	92
Federal Solutions Adjusted EBITDA including noncontrolling interests	$32,057	$31,709

Critical Infrastructure Adjusted EBITDA attributable to Parsons Corporation	31,657	27,357
Critical Infrastructure Adjusted EBITDA attributable to noncontrolling interests	4,985	1,430
Critical Infrastructure Adjusted EBITDA including noncontrolling interests	$36,642	$28,787

Total Adjusted EBITDA including noncontrolling interests	$68,699	$60,496

Exhibit 99.1

PARSONS CORPORATION

Non-GAAP Financial Information

Reconciliation of Net Income Attributable to Parsons Corporation to Adjusted Net Income Attributable to Parsons Corporation

(in thousands, except per share information)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net income attributable to Parsons Corporation	$9,039	$12,973
Acquisition related intangible asset amortization	24,524	22,699
Equity-based compensation (a)	6,980	(7,721)
Transaction-related costs (b)	2,646	12,011
Restructuring (c)	77	(33)
Other (d)	491	581
Tax effect on adjustments	(8,820)	(7,568)
Adjusted net income attributable to Parsons Corporation	34,937	32,942
Adjusted earnings per share:
Weighted-average number of basic shares outstanding	102,376	100,670
Weighted-average number of diluted shares outstanding (e)	102,949	100,899
Adjusted net income attributable to Parsons Corporation per basic share	$0.34	$0.33
Adjusted net income attributable to Parsons Corporation per diluted share	$0.34	$0.33

(a)	Reflects equity-based compensation costs primarily related to cash-settled awards.
(b)	Reflects costs incurred in connection with acquisitions and other non-recurring transaction costs, primarily fees paid for professional services and employee retention.
(c)	Reflects costs associated with and related to our corporate restructuring initiatives
(d)	Includes a combination of gain/loss related to sale of fixed assets, software implementation costs, and other individually insignificant items that are non-recurring in nature.
(e)	Excludes dilutive effect of convertible senior notes due to bond hedge.